Exhibit 99.1

IFF Reports Strong Fourth Quarter and Full Year 2013 Results

Fourth Quarter Local Currency Sales Growth of 7% and Adjusted EPS Increase of 11% to $0.92

Full Year Local Currency Sales Growth of 5%; Reported Sales Growth of 5%

Full Year Adjusted Earnings per Share Increase of 12% to $4.46

NEW YORK--(BUSINESS WIRE)--February 13, 2014--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the fourth quarter and full year ended December 31, 2013.

Fourth Quarter 2013 Results

  Reported revenue increased $44 million, or 7%, to $725 million from $681 million in the prior year quarter. Local currency sales increased 7% reflecting solid sales growth in both the Flavor and Fragrance business units, fueled by double-digit growth in the emerging markets. In the fourth quarter, our expanding footprint in the emerging markets accounted for 50% of consolidated sales.
  Reported net income for the quarter totaled $61.5 million, or $0.75 per share, compared with net income of $68.1 million, or $0.83 per share, in the prior year quarter. Net income in the fourth quarter of 2013 included a $9.1 million after-tax Spanish capital tax charge, a $1.9 million after-tax loss on the sale of a non-operating asset, and other costs associated with previously announced restructuring or improvement initiatives.
  Excluding the Spanish capital tax charge and other costs included in the Reconciliation of Income table from the current year’s results, adjusted net income increased 11% to $75.5 million from $68.1 million in the prior year quarter, and adjusted earnings per share (EPS) increased 11% to $0.92 per share from $0.83 per share in the prior year quarter.

Full Year 2013 Results

  Reported revenue for the full year increased 5% to $3.0 billion. Local currency sales increased 5% for the full year, reflecting strong growth from new business wins and positive volume on existing business. On a like-for-like basis (LFL), which excludes the exit of Flavors low-margin sales activities, local currency sales increased 6%. The emerging markets grew by 10% and accounted for 49% of full year sales.
  Reported net income for the full year totaled $353.5 million, or $4.29 per share, compared with net income of $254.1 million, or $3.09 per share, in the prior year. The current year’s net income included charges of $22.9 million related to a Spanish capital tax charge and other costs associated with the recently announced restructuring and operational improvement programs. These charges were partially offset by an $8.5 million after-tax net gain on the sale of non-operating assets. The prior year’s net income included charges of $73.4 million (or $0.89 per share), primarily related to the Spanish income tax settlement.

  Excluding these charges from both years’ operating results, adjusted net income increased 12% to $368.0 million from $327.5 million in 2012 and full year adjusted EPS increased 12% to $4.46 from $3.98 in the prior year.
  Cash flows from operations for the full year were $407.6 million, or 13.8% of sales, compared with $323.8 million, or 11.5% of sales in the prior year. The current year’s cash flow from operations included $48 million of cash payments related to the Spanish tax cases and incremental U.S. pension contributions. The prior year cash flow from operations included a $105.5 million cash payment due to the Spanish income tax settlement. Excluding these payments from the Company’s operating cash flow, adjusted cash flow from operations would have increased 6% from $429 million in 2012 to $456 million in 2013.

Subsequent Events

  On January 16th, IFF announced it had completed the acquisition of Aromor Flavors and Fragrances, Ltd, a privately-held manufacturer and marketer of complex specialty ingredients. Aromor would have represented approximately $35 million of incremental sales to IFF’s 2013 results on a pro-forma basis. Aromor is expected to be accretive to IFF’s earnings per share in 2014. The acquisition of Aromor, with its strong R&D capabilities, supports IFF’s strategic focus on creating consumer-preferred Fragrance Compounds using specialized, value-added, cost-effective molecules.

Management Commentary

“We are very pleased with our fourth quarter performance, which benefited significantly from the diversity of our businesses and end-use categories in both the developed and emerging markets,” said Doug Tough, Chairman and CEO of IFF. “The emerging markets continue to be a primary driver of our topline growth, and accounted for half of our consolidated sales and a majority of our top line local currency sales increase. This strong, continued growth further validates our emerging market strategy and is yet one more data point that underpins our commitment to these markets.”

Mr. Tough continued, “We once again delivered local currency sales growth and adjusted operating profit improvements that exceeded our long-term targets, while continuing to make important investments in our people and portfolio to strengthen our company and position IFF for continued success.”

Mr. Tough added, “2013 was an extremely productive year for IFF. By executing on our three strategic priorities, we have delivered on our long-term growth targets for full year 2013, achieving 5% local currency growth (6% LFL), 11% adjusted operating profit growth and 12% adjusted EPS growth, while having the financial flexibility to invest in the future growth of IFF, and return capital to our shareholders.”

“We are very excited about the future profitable growth of IFF and believe we are well-positioned to deliver another strong year in 2014.”

Fourth Quarter 2013 Operating Highlights

  Local currency sales increased 7%, supported by 12% growth in Greater Asia and 10% growth in both Latin America and EAME.
  Gross profit margins, as a percent of sales, improved to 43.2% from 42.2% in the fourth quarter of 2012. Excluding previously announced restructuring and other improvement initiative costs from cost of goods sold, the adjusted gross profit margin increased 160 basis points to 43.8% from 42.2% in the prior year quarter. The improved performance reflects moderating input costs combined with the implementation of our strategic initiatives, including mix, innovation and cost reductions.
  Research, selling and administrative (RSA) expenses, as a percent of sales, were 30.1% in the fourth quarter of 2013 compared with 27.6% in the fourth quarter of 2012. The current quarter RSA expense includes a $13 million pre-tax charge related to the Spanish capital tax case. Excluding the impact of the Spanish capital tax charge, adjusted RSA, as a percent of sales, increased 70 basis points to 28.3% compared with 27.6% in the prior year quarter, reflecting increased investment in R&D, increased incentive compensation accruals resulting from our strong full year 2013 performance, as well as $5 to $6 million of non-structural expenses.
  Operating profit in the fourth quarter totaled $94.9 million, compared with $99.2 million in the prior year quarter. Excluding $17.2 million of expenses primarily related to the Spanish capital tax case and other costs, adjusted operating profit increased approximately $13 million, or 13%, to $112 million from $99.2 million in the prior year quarter. Operating profit benefited from strong sales growth and gross margin enhancements, which offset higher RSA and incentive compensation accruals related to our strong 2013 performance. Adjusted operating profit margin increased 80 basis points to 15.4% from 14.6% in the prior year quarter.
  Interest expense increased by $0.7 million in the fourth quarter compared with the prior year quarter, primarily reflecting new long-term borrowings from our senior note offering in the second quarter of 2013 to take advantage of attractive borrowing rates and maintain efficiency and flexibility in our capital structure.
  The effective tax rate for the quarter was 25.9% compared with 23.2% in the prior year quarter. Excluding the impact of the pre-tax Spanish capital tax charge and other previously announced restructuring and operational improvement costs, the adjusted effective tax rate for the Q4, 2013 would have been 26.1%. The quarter-over-quarter increase in the adjusted effective tax rate reflects a higher cost of repatriation and loss provisions, partially offset by a favorable mix of earnings and the reinstatement of the U.S. federal R&D tax credit in 2013.

Fourth Quarter 2013 Segment Results

Fragrances Business Unit

  Reported revenue increased 8% to $382 million in the fourth quarter of 2013 compared with $354 million in the fourth quarter of 2012.
  Local currency sales growth of 7% in the fourth quarter of 2013 benefited from strong growth in the emerging and developed markets, and follows 13% growth in the fourth quarter of 2012.

  Fragrance Compounds, including both Fine Fragrance and Beauty Care and Functional Fragrances, achieved sales growth of 9%, as volume growth from new business wins more than offset volume erosion on existing business. This growth was on top of 15% growth in the prior year quarter.
  Fragrance Compounds growth was supported by double-digit growth in Greater Asia and EAME and solid growth in both Latin America and North America.
  Fragrance Ingredients had a small decline of 3% this quarter, driven by the planned transition of some volume from Ingredients to Compounds. Excluding the transition, Fragrance Ingredients would have experienced positive growth for the second consecutive quarter.
  Fine Fragrance and Beauty Care achieved 9% local currency sales growth, due to strong growth in Fine Fragrance owing to strong new business wins in EAME. Functional Fragrance achieved 10% local currency sales growth due to strong growth in Fabric Care, supported by our proprietary encapsulation technology.
  Fragrances gross margins improved over the prior year quarter primarily due to moderating input costs and other strategic initiatives including mix, innovation and cost reductions.
  Segment profit increased 16%, or $9 million, to $62 million in the fourth quarter of 2013 compared with $53 million in the fourth quarter of 2012. The improved segment profit is due to strong sales growth combined with further gross margin expansion and cost discipline. These gains more than offset increased incentive compensation expenses and higher research and development expenses this quarter. Segment profit margin increased 110 basis points to 16.2%, up from 15.1% in 2012.

Flavors Business Unit

  Reported revenue increased 5%, or $16.5 million, to $343.0 million in the fourth quarter from $326.5 million in the prior year quarter.
  Local currency sales increased 7% in the fourth quarter driven by double-digit growth in the emerging markets, and accounted for 53% of Flavors sales.
  Sales growth this quarter was supported by growth from new business wins and increased volume on existing business. The Savory, Beverages and Sweet end-use categories all experienced low- to mid-single digit sales growth.
  Flavors achieved the highest regional growth in Latin America. Other strong regions included EAME and Greater Asia.
  Flavors gross margins improved over the prior year quarter primarily due to the net benefit of moderating input costs versus pricing, as well as other strategic initiatives to improve efficiency.
  Segment profit increased 12%, or $8 million, to $70 million compared with $62 million in the prior year quarter. Segment profit growth reflects strong sales growth combined with further gross margin enhancements, which offset increased incentive compensation and higher allocated expenses for shared corporate resources. Segment profit margin increased 130 basis points to 20.3% from 19.0%.

Full Year 2013 Operating Highlights

  Local currency sales increased 5% to $3 billion, reflecting 10% growth in emerging markets and 2% growth in the developed markets. On a LFL basis, which excludes the exit of low-margin sales activities, local currency sales increased 6%.
  Gross margins, as a percent of sales, increased 180 basis points to 43.5% from 41.7% in 2012. Excluding previously announced restructuring charges and operational improvement initiative costs, adjusted gross margins increased 210 basis points to 43.8% from 41.7% in the prior year. The improved performance reflects moderating input costs combined with other strategic initiatives to improve efficiency.
  RSA expenses, as a percent of sales, were 25.9% compared with 24.4% in 2012. Excluding the impact of the 2013 Spanish capital tax charge included in administrative expense, adjusted RSA, as a percent of sales, increased 110 points to 25.5% from 24.4% in 2012 primarily as a result of higher incentive compensation accruals.
  Operating profit totaled $516 million in 2013 compared with $487 million in 2012. Excluding the Spanish capital tax charge and restructuring costs from the current year’s results as well as previously announced restructuring charges from the prior year’s results, the adjusted operating profit would have increased 11%, or $52 million, to $540 million in 2013 from $488 million in 2012. Adjusted operating profit margins increased 100 basis points to 18.3% from 17.3% in 2012.
  Interest expense increased by $5 million year-over-year, primarily reflecting new long-term borrowings from our senior note offering in the second quarter of 2013 to take advantage of attractive borrowing rates and maintain efficiency and flexibility in our capital structure.
  The effective tax rate was 27.1% in 2013 compared to a rate of 42.7% in the prior year. Excluding the impact of the 2012 and 2013 items previously noted, including the 2012 Spanish income tax settlement and the 2013 pre-tax Spanish capital tax charge, the adjusted effective tax rate in 2013 was 25.7% compared with 26.4% in the prior year. The year-over-year reduction reflects the reinstatement of the U.S. federal R&D tax credit in 2013, partially offset by a higher cost of repatriation.

Full Year 2013 Segment Results

Fragrances Business Unit

  Reported revenue for the full year increased 6% to $1.5 billion. The Fragrances segment contributed 52% of the Company’s consolidated revenue in 2013, up from 51% in 2012.
  Local currency sales increased 6% for the full year, supported by double-digit growth in Greater Asia and Latin America and solid growth in EAME. For the full year, Fragrance Compounds had local currency growth of 8%, following 7% local currency growth in 2012. This growth was supported by 8% growth in both Fine and Beauty Care and Functional Fragrances owing to strong new business wins. Fragrance Compounds benefited from solid growth in each end-use category, including double-digit growth in Fabric Care and high single-digit growth in Fine Fragrance.

  Fragrance Ingredients local currency sales growth declined 4% for the year. Excluding the planned transition of volume to Fragrance Compounds, the Ingredients business would have been flat year-over-year.
  Fragrances gross margins improved over the prior year primarily due to moderating input costs combined with productivity initiatives, including mix and productivity programs.
  Segment profit margins improved 200 basis points to 18.5%, up from 16.5% in the prior year. Segment profit increased 19% or $45.2 million to $283.6 million, up from $238.4 million in 2012. The improved segment profit is due to strong sales growth combined with further gross margin expansion and ongoing cost discipline, which more than offset increased incentive compensation accruals and increased investments in R&D.

Flavors Business Unit

  Reported revenue for the full year increased 3% to $1.4 billion. The Flavors segment contributed 48% of the Company’s total consolidated revenue.
  Local currency sales increased 4% for the full year. Growth from new business wins offset a slight sales decline on existing business and the exit of low-margin sales activities. Excluding the impact of exiting these low-margin sales activities, LFL growth would have been 6%.
  LFL growth of 6% was due to positive growth in every region, led by double-digit growth in Latin America, and high single digit growth in Greater Asia and EAME.
  Full year sales were supported by strong growth in the emerging markets, which accounted for 51% of Flavors total sales, and continued to outpace the growth in the developed markets. From an end-use category perspective, local currency sales growth was fueled by double-digit growth in Beverages and solid growth in Savory.
  Flavors gross margins increased over the prior year primarily driven by moderating input costs and the exit of low-margin sales activities, combined with strategic initiatives.
  Full year segment margin increased from 21.6% to 22.7%, or a 110 basis point improvement. Flavors segment profit totaled $324 million versus $298 million in the prior year, or an increase of 9%. The improved segment profit reflects strong volume growth combined with further gross margin expansion, which more than offset investments in R&D, increased incentive compensation expenses, and increased corporate allocated expenses.

Audio Webcast

A live webcast to discuss the Company's fourth quarter and full year 2013 financial results, and first quarter and full year 2014 outlook will be held today, February 13, 2014, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE:IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding (i) the accretive effect of the Aromor Flavors and Fragrances Ltd. acquisition and (ii) expected growth in the emerging markets. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2013. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) volatility and increases in the price of raw materials, energy and transportation; (2) the economic climate for the Company’s industry and demand for the Company’s products; (3) fluctuations in the quality and availability of raw materials; (4) changes in consumer preferences or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments in emerging markets; (6) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (7) the Company’s ability to successfully develop new and competitive products that appeal to its customers and consumers; (8) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (9) the effects of any unanticipated costs and construction delays in the expansion of the Company’s facilities; (10) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (11) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (12) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions; (13) the Company’s ability to attract and retain talented employees; and (14) adverse changes due to accounting rules or regulations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change

Net sales	$725,169	$680,558	7%	$2,952,896	$2,821,446	5%
Cost of goods sold	411,714	393,490	5%	1,668,691	1,645,912	1%
Gross margin	313,455	287,068	9%	1,284,205	1,175,534	9%
Research and development	70,409	62,245	13%	259,838	233,713	11%
Selling and administrative	148,190	125,594	18%	505,877	453,535	12%
Restructuring and other charges	46	—	—%	2,151	1,668	29%
Interest expense	11,129	10,423	7%	46,767	41,753	12%
Other (income) expense, net	723	116	523%	(15,638)	1,450	(1,178)%
Pretax income	82,958	88,690	(6)%	485,210	443,415	9%
Income taxes	21,479	20,571	4%	131,666	189,281	(30)%
Net income	$61,479	$68,119	(10)%	$353,544	$254,134	39%

Earnings per share - basic	$0.75	$0.83		$4.32	$3.11
Earnings per share - diluted	$0.75	$0.83		$4.29	$3.09

Average shares outstanding
Basic	81,242	81,318		81,322	81,108
Diluted	81,843	81,998		81,930	81,833

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheet
(Amounts in thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
Cash & cash equivalents	$405,505	$324,422
Receivables	524,493	499,443
Inventories	533,806	540,658
Other current assets	222,406	208,164
Total current assets	1,686,210	1,572,687

Property, plant and equipment, net	687,215	654,641
Goodwill and other intangibles, net	696,197	702,270
Other assets	262,109	316,594
Total assets	$3,331,731	$3,246,192

Bank borrowings and overdrafts, and
current portion of long-term debt	$149	$150,071
Other current liabilities	560,217	479,807
Total current liabilities	560,366	629,878

Long-term debt	932,665	881,104
Non-current liabilities	371,649	482,655

Shareholders' equity	1,467,051	1,252,555
Total liabilities and shareholders' equity	$3,331,731	$3,246,192

International Flavors & Fragrances Inc.
Consolidated Statement of Cash Flows
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:

Net income	$353,544	$254,134
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	83,227	76,667
Deferred income taxes	(484)	(15,878)
Gain on disposal of assets	(17,841)	(4,461)
Stock-based compensation	23,736	19,716
Pension settlement/curtailment	215	874
Spanish tax charge	—	72,362
Payments pursuant to Spanish tax settlement	—	(105,503)
Changes in assets and liabilities
Current receivables	(53,156)	(33,056)
Inventories	4,822	4,571
Accounts payable	10,074	(740)
Accruals for incentive compensation	24,518	34,632
Other current payables and accrued expenses	9,995	29,203
Changes in other assets/liabilities	(31,088)	(8,725)
Net cash provided by operating activities	407,562	323,796

Cash flows from investing activities:

Additions to property, plant and equipment	(134,157)	(126,140)
Proceeds from disposal of assets	27,312	1,763
Maturity/termination of net investment hedges	646	1,960
Purchase of life insurance contracts	—	(1,127)
Proceeds from termination of life insurance contracts	793	9,283
Net cash used in investing activities	(105,406)	(114,261)

Cash flows from financing activities:

Cash dividends paid to shareholders	(87,347)	(130,943)
Net change in revolving credit facility borrowings and overdrafts	(283,225)	138,756
Deferred financing costs	(2,800)	—
Repayments of long-term debt	(100,000)	—
Proceeds from long-term debt	297,786	—
Proceeds from issuance of stock under stock plans	3,799	9,211
Excess tax benefits on stock-based payments	6,112	8,380
Purchase of treasury stock	(51,363)	—
Net cash (used in) provided by financing activities	(217,038)	25,404
Effect of exchange rates changes on cash and cash equivalents	(4,035)	1,204
Net change in cash and cash equivalents	81,083	236,143
Cash and cash equivalents at beginning of year	324,422	88,279
Cash and cash equivalents at end of period	$405,505	$324,422

International Flavors & Fragrances Inc.
Business Unit Performance
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Sales
Flavors	$342,953	$326,445	$1,422,739	$1,378,377
Fragrances	382,216	354,113	1,530,157	1,443,069
Consolidated	725,169	680,558	2,952,896	2,821,446

Segment Profit
Flavors	69,507	61,867	323,562	298,326
Fragrances	62,072	53,333	283,651	238,379
Global Expenses	(19,704)	(15,971)	(66,942)	(48,419)
Restructuring and other charges, net	(46)	—	(2,151)	(1,668)
Operational improvement initiative costs	(4,008)	—	(8,770)	—
Spanish capital tax charge	(13,011)	—	(13,011)	—
Operating profit	94,810	99,229	516,339	486,618

Interest Expense	(11,129)	(10,423)	(46,767)	(41,753)
Other (expense) income, net	(723)	(116)	15,638	(1,450)
Income before taxes	$82,958	$88,690	$485,210	$443,415

Operating Margin
Flavors	20.3%	19.0%	22.7%	21.6%
Fragrances	16.2%	15.1%	18.5%	16.5%
Consolidated	13.1%	14.6%	17.5%	17.2%

International Flavors & Fragrances Inc.
Sales Performance by Region and Category
(Unaudited)

		Fourth Quarter 2013 vs. 2012
		Percentage Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-6%	8%	-10%	-2%	-8%	-5%

EAME	Reported	29%	5%	0%	12%	14%	13%
	Local Currency	24%	2%	-3%	8%	13%	10%

Latin America	Reported	-2%	14%	0%	6%	15%	9%
	Local Currency	-1%	15%	0%	6%	19%	10%

Greater Asia	Reported	10%	16%	12%	14%	4%	8%
	Local Currency	12%	18%	19%	17%	9%	12%

Total	Reported	10%	10%	-2%	8%	5%	7%
	Local Currency	9%	10%	-3%	7%	7%	7%

		Full Year 2013 vs. Full Year 2012
		Percentage Change in Sales by Region of Destination
		Fine & Beauty Care	Functional	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-3%	3%	-6%	-2%	-2%	-2%

EAME	Reported	12%	6%	-4%	6%	7%	6%
	Local Currency	10%	3%	-6%	4%	6%	5%

Latin America	Reported	9%	12%	-5%	9%	5%	8%
	Local Currency	11%	14%	-5%	11%	8%	10%

Greater Asia	Reported	9%	14%	3%	11%	4%	7%
	Local Currency	10%	15%	8%	13%	7%	9%

Total	Reported	8%	9%	-4%	6%	3%	5%
	Local Currency	8%	8%	-4%	6%	4%	5%

Note:	Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period

International Flavors & Fragrances Inc.
Reconciliation of Like-for-Like Sales Growth
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

% Change in Sales for the Twelve Months Ended December 31, 2013

	Reported Sales Growth	Local Currency Sales Growth (1)	Exit of Low- Margin Sales Activities	Like-For-Like Sales Growth (2)
Total Company	5%	5%	1%	6%

Flavors:
North America	-2%	-2%	5%	3%
EAME	7%	6%	1%	7%
Latin America	5%	8%	3%	11%
Greater Asia	4%	7%	0%	7%
Total Flavors	3%	4%	2%	6%

(1)	Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period

(2)	Like-for-like is a non-GAAP metric that excludes the impact of exiting low-margin sales activities and foreign exchange

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Fourth quarter 2013
	Items Impacting Comparability

	Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charges		Gain on Asset Sale		Adjusted (Non-GAAP)

Net Sales	725,169
Cost of Goods Sold	411,714	(2,250)	(a)	(1,759)	(b)
Gross Profit	313,455	2,250		1,759						317,464
Research and Development	70,409
Selling and Administrative	148,190			(152)	(b)	(13,011)	(c)			135,027
RSA Expense	218,599
Restructuring and other charges, net	46	(46)	(a)
Operating Profit	94,810	2,296		1,911		13,011				112,028
Interest Expense	11,129
Other (Income) expense, net	723							1,938	(d)
Income before taxes	82,958	2,296		1,911		13,011		1,938		102,114
Taxes on Income	21,479	804		478		3,903		—		26,664
Net Income	61,479	1,492		1,433		9,108		1,938		75,450

Earnings per share - diluted	$0.75	$0.02		$0.02		$0.11		$0.02		$0.92

(a)	Costs related to the Fragrance Ingredients Rationalization
(b)	Related to plant closings in Europe and several locations in Asia.
(c)	Spanish capital tax charge
(d)	Represents a loss on sale of a non-operating asset

In the fourth quarter of 2012, there were no items impacting comparability.

International Flavors & Fragrances Inc.
Reconciliation of Income
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Full year 2013
	Items Impacting Comparability

	Reported (GAAP)		Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charges		Gain on Asset Sale		Adjusted (Non- GAAP)

Net Sales	2,952,896
Cost of Goods Sold	1,668,691		(5,250)	(a)	(3,520)	(b)
Gross Profit	1,284,205		5,250		3,520						1,292,975
Research and Development	259,838
Selling and Administrative	505,877				(152)	(b)	(13,011)	(c)			492,714
RSA Expense	765,715
Restructuring and other charges, net	2,151		(2,151)	(a)
Operating Profit	516,339		7,401		3,672		13,011				540,423
Interest Expense	46,767
Other (Income) expense, net	(15,638)								14,155	(d)
Income before taxes	485,210		7,401		3,672		13,011		(14,155)		495,139
Taxes on Income	131,666		2,590		891		(2,327)	(c)	(5,633)		127,187
Net Income	353,544		4,811		2,781		15,338		(8,522)		367,952

Earnings per share - diluted	$4.29	(e)	$0.06	(e)	$0.03	(e)	$0.19	(e)	$(0.10)	(e)	$4.46

(a)	Costs related to the Fragrance Ingredients Rationalization
(b)	Related to plant closings in Europe and several locations in Asia.
(c)	Spanish capital tax charge and Spanish tax charge related to the 2002-2003 ruling
(d)	Represents a net gain on the sale of non-operating assets
(e)	The sum of these items do not foot due to rounding

	Full year 2012
	Items Impacting Comparability

	Reported (GAAP)	Spanish Tax Settlement		Restructuring and Other Charges		Adjusted (Non- GAAP)

Net Sales	2,821,446	—
Cost of Goods Sold	1,645,912	—
Gross Profit	1,175,534	—
Research and Development	233,713	—
Selling and Administrative	453,535	—
RSA Expense	687,248	—
Restructuring and other charges, net	1,668	—		(1,668)	(a)
Operating Profit	486,618	—		1,668		488,286
Interest Expense	41,753	—
Other (Income) expense, net	1,450	—
Income before taxes	443,415	—		1,668		445,083
Taxes on Income	189,281	(72,362)	(b)	621		117,540
Net Income	254,134	72,362		1,047		327,543

Earnings per share - diluted	$3.09	$0.88		$0.01		$3.98

(a)	Related to restructuring program announced in Q1 2012
(b)	Pursuant to the Spanish tax settlement; includes a $0.71 per share charge to net income covering the fiscal years 2004-2010 and a $0.17 per share accrual for uncertain tax positions for years not settled.

CONTACT:
Investor Relations:
International Flavors & Fragrances Inc.
Shelley Young, 212-708-7271
Director, Investor Relations